Exhibit 2

MGT CAPITAL INVESTMENTS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors on December 28, 2007

SECTION 1 – OVERVIEW

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and outlines the broad principles of ethical business conduct adopted by MGT Capital Investments, Inc and its subsidiaries (“MGT” or the “Company”). The collection of policies and guidelines embodied in the Code apply to all of MGT’s employees, officers, directors and consultants. Since no written policy can set forth the appropriate action for all business situations, this Code describes a general standard of ethical conduct that must permeate all of MGT’s business dealings and relationships.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor, the CFO or the Head of Human Resources and Legal.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 12 of this Code.

SECTION 2 – COMPLIANCE WITH APPLICABLE LAWS, RULES, AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. As an international United States listed company, MGT is subject to laws, rules, and regulations both in the United States and abroad. All employees, officers, directors and consultants must respect and obey the laws of the cities, states and countries in which the Company operates. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel, inasmuch as all employees, officers, directors and consultants are expected to comply fully with all laws, rules, and regulations applicable to MGT’s businesses and with all applicable company policies.

SECTION 3 – BOOKS AND RECORDS/PAYMENTS TO GOVERNMENT OFFICIALS

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All employees, officers and directors must ensure that all of the Company’s books, records, accounts and financial statements meet the highest standards of accuracy and completeness, appropriately reflect the Company’s transactions and conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or off the books funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult your supervisor, the CFO or the Head of Human Resources and Legal.

Falsification of any record is prohibited and mistakes should never be covered up. All mistakes should be immediately and fully disclosed and corrected. If you detect or suspect improper record keeping, you should immediately your supervisor, the CFO, the Audit Committee or the Head of Human Resources and Legal.

Employees should not make any payment to any government official for the purpose of obtaining or retaining business. Any other payments made to government officials should be approved in advance by senior management and recorded in the company’s financial records.

SECTION 4 – PUBLIC DISCLOSURE AND REPORTING

MGT requires full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and other regulators, and in other public communications made by the Company.  Depending on an individual’s responsibilities at MGT, some employees, officers and/or directors may be required to provide information to ensure that the Company’s public records meet this standard. MGT expects all individuals to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

SECTION 5 – INSIDER TRADING

Persons who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company or another company should be considered confidential information. To use non-public information for personal financial benefit or to tip others who might make an investment decision on the basis of this information is not only unethical but also illegal. In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing trading in the Company’s securities by employees, officers and directors. If you have any questions, please consult the Company’s CFO or the Head of Human Resources and Legal.

SECTION 6 – DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset. MGT is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

SECTION 7 – HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

SECTION 8 – CONFLICTS OF INTEREST

It is imperative that all employees, officers and directors base their business decisions and actions in the course of their employment with or service to MGT on the best interest of the Company as a whole, and not based on personal relationships or benefits. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way with MGT’s interests or make it difficult to perform his or her Company work objectively and effectively.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult your supervisor, the CFO or the Head of Human Resources and Legal. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 12 of this Code.

Any business opportunities, investments, relationships, or activities that would or could cause a conflict of interest should be avoided. Guidelines for some of the most common conflict of interest situations are listed below.

Outside Affiliations and Interests

It is almost always a conflict of interest for a Company employee or director to work simultaneously for a competitor, customer, provider or supplier. Unless specifically approved in writing by the Company, you are not allowed to work for a competitor as an employee, officer, director or consultant, nor may you acquire a significant ownership interest in such an entity. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Personal Benefits

Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers and directors and their family members may create conflicts of interest.

Gifts and Gratuities

It is a conflict of interest to accept or give gifts that may influence business decisions. Whenever possible, gifts should be refused and they should never be accepted where prohibited by law. However, it is usually permissible to accept non-cash gifts of nominal value. You should use their best judgment in determining if a gift is appropriate and should contact the Company’s CFO or the Head of Human Resources and Legal.

Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

SECTION 9 – COMPETITION AND FAIR DEALING

MGT seeks to outperform its competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers and competitors. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

SECTION 10 – PROTECTION OF COMPANY ASSETS

All employees, officers, and directors have a responsibility to protect MGT’s assets from theft, loss, or misuse and to ensure their efficient use.

Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

You should use all available electronic, technical, physical, procedural, and legal means to protect the Company’s assets at all times.

Confidential Information

It is a violation of the Code of Ethics to disclose confidential information entrusted to employees, officers and directors by the Company or its customers, vendors, or partners, except when disclosure is authorized by the Legal Department or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

All employees, officers, and directors must take reasonable steps to prevent confidential information from being vulnerable to unauthorized access. The obligation to preserve confidential information continues even after employment ends.

Proprietary Information

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, software that the Company has developed, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

SECTION 11 – REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees, officers and directors of the Company are required to familiarize themselves with the Company’s Whistleblowing Policy.

Employees, officers and directors who suspect or know of violations of this Code or unethical business or workplace conduct have a responsibility to contact, where appropriate their line manager, the Company’s CFO, the Audit Committee or the Head of Human Resources and Legal as set out in the Company’s Whistleblowing Policy. In addition, if you believe that you have violated this Code or any applicable law, rule, or regulation, you must report the violation so that the Company can take appropriate action. The fact that you have reported the violation may reduce the adverse consequences for all parties involved. Violations of this Code, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personal action, including termination of employment.

Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation by the Company of any kind.

To the extent feasible, and allowable by law, all such communications will be kept confidential. It is the Company’s policy not to allow retaliation for reports of misconduct by others made in good faith by employees.

Employees are expected to cooperate in internal investigations of misconduct.

SECTION 12 – COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since the Company cannot anticipate every situation that will arise, it is important to have a way to approach a new question or problem.

These are the steps to keep in mind:

•                  Make sure you have all the facts. In order to reach the right solutions, the Company must be as fully informed as possible.

•                  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•                  Ensure you are familiar with the contents of the Company’s Anti Fraud Policy.

•                  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•                  Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•                  Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your the Head of Human Resources and Legal.

•                  You may report ethical violations in confidence and without fear of retaliation, as set out in the Company’s Whistleblowing Policy. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•                  Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

SECTION 14 – WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

ADDITIONAL POLICIES APPLICABLE TO THE CHIEF EXECUTIVE OFFICER,

CHIEF FINANCIAL OFFICER AND OTHER SENIOR EXECUTIVE OFFICERS

The Company’s Chief Executive Officer (CEO), Chief Financial Officer (CFO) and other senior executive officers are subject to the following additional specific policies:

1.             The CEO, the CFO and each senior executive officer are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is your responsibility promptly to bring to the attention to the Company’s CFO or Audit Committee any material information of which you may become aware that affects the disclosures made by the Company in its public filings.

2.             The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Audit Committee (or the full Board of Directors until the Audit Committee is constituted) is of any information you may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.             The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information you may have concerning any violation of the Code, including any actual or apparent conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.             The CEO, CFO and each senior financial officer shall promptly bring to the attention of the Audit Committee (or the full Board of Directors until the Audit Committee is constituted) any information you may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code or of these additional procedures.

5.             The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code or of these additional procedures by the CEO, CFO and the Company’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code, including, without limitation, these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.